Exhibit 99.1

UFP TECHNOLOGIES, INC. 172 East Main Street Georgetown, MA 01833 — USA	Tel. 978-352-2200 www.ufpt.com Contact: Ron Lataille

FOR IMMEDIATE RELEASE
June 20, 2006

UFPT ANNOUNCES  ANNOUNCES LETTER FROM NASDAQ

Georgetown, Mass. (June 20, 2006). UFP Technologies, Inc. (Nasdaq: UFPT), a manufacturer of packaging and component products, today announced that it had received from Nasdaq a letter dated June 16, 2006 indicating that, as a result of the recently announced resignation of Peter R. Worrell from the Board of Directors of the Company, the Company does not comply with Nasdaq’s independent director requirements. The Company had previously informed Nasdaq that, due to Mr. Worrell’s resignation, the Company’s Board of Directors is not currently comprised of a majority of independent directors, as required by Nasdaq Marketplace Rule 4350(c). In its letter, Nasdaq indicated that, pursuant to Nasdaq Marketplace Rule 4350(c)(1), the Company will be provided a cure period until the earlier of the Company’s next annual shareholders’ meeting or June 8, 2007 to regain compliance with Nasdaq’s independent director requirements. The Company is currently commencing a search to replace Mr. Worrell with another independent director and intends to regain compliance with Nasdaq’s independent director requirements prior to expiration of the cure period.

This news release contains forward-looking statements that involve risks and uncertainties, including, without limitation, statements about the Company’s search to replace Mr. Worrell with another independent director and its intention to regain compliance with Nasdaq’s independent director requirements prior to expiration of the cure period. Forward-looking statements represent the Company’s estimates and assumptions only as of the date of this press release and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from the results described in or anticipated by the Company’s forward-looking statements. The Company cannot guarantee that it will be able to find a qualified independent director prior to the expiration of the cure period, or at all. If the Company does not regain compliance with Nasdaq’s Marketplace Rules prior to the expiration of the cure period, Nasdaq could determine to de-list the Company’s common stock and, if the Company did not successfully appeal such a determination, the Company’s common stock could be de-listed by Nasdaq, which would result in a limited public market for the Company’s common stock. Other potential risks and uncertainties relating to the Company and its business are described in the Company’s filings with the Securities and Exchange Commission, specifically the last reports on Forms 10-K and 10-Q. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.